Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AmeriVest Properties Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112210, No. 333-101713, and No. 333-44210) on Form S-3 and in the registration statements (No. 333-101803, No. 333-101802, and No. 333-116239) on Form S-8 of AmeriVest Properties Inc. and subsidiaries of our report dated March 16, 2006, with respect to the consolidated balance sheets of AmeriVest Properties Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of AmeriVest Properties Inc.

On February 9, 2006, AmeriVest Properties Inc. and subsidiaries announced that the board of directors approved a plan of liquidation. Such plan is subject to approval by AmeriVest Properties Inc. and subsidiaries’ stockholders.

KPMG LLP

Denver, Colorado
March 16, 2006